Exhibit 99

For Immediate Release
UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Phone: 978- 658-8888
January 7, 2015	Fax: 978-988-0659
CONTACT: Steven S. Sintros, Senior Vice President & CFO	Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2015

Wilmington, MA (January 7, 2015) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2015 first quarter, which ended November 29, 2014. Revenues were $370.4 million, up 6.8% from $346.7 million in the year ago period. Net income of $37.4 million ($1.85 per diluted share), was 8.6% ahead of the $34.5 million ($1.71 per diluted share) reported in the year ago period.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with the results for our first quarter.  Our ongoing commitment to customer service and our goal of creating ‘Customers for Life’ has, and will continue to be, an integral part of achieving profitable growth.”

Revenues in the Core Laundry Operations were $335.8 million, up 7.6% from those reported in the prior year’s first quarter. Excluding the effect of acquisitions and a weaker Canadian dollar, revenues grew 7.8%. This segment’s income from operations increased 8.6% compared to the first quarter of fiscal 2014, while the operating margin expanded slightly to 16.9% from 16.8%. Costs of revenues for the Core Laundry Operations were lower as a percentage of revenues compared to the prior year primarily due to reductions in payroll, energy and merchandise amortization. These benefits were partially offset by higher legal costs as well as costs related to the update of our IT systems.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $22.5 million, down 8.0% from $24.4 million in the first quarter of fiscal 2014. This decrease was primarily the result of reduced power reactor business in North America compared to a year ago. As a result of the revenue decline, this segment’s income from operations for the quarter fell to $2.3 million from $2.8 million in the comparable period in fiscal 2014. This decline was offset by a strong performance from our First Aid segment which grew its revenues 17.4% from the prior year first quarter and generated $1.4 million in operating income compared to $0.5 million a year ago.

UniFirst continues to maintain a solid balance sheet with no long term debt and increasing cash balances. Cash and cash equivalents at the end of the quarter totaled $213.0 million, up from $191.8 million three month earlier.

Outlook

Mr. Croatti continued, “The fiscal year is off to a strong start. We continue to believe that our full year fiscal 2015 revenues will be between $1.450 billion and $1.470 billion and that full year diluted EPS will be between $5.75 and $6.00 per share as communicated in October. We are cautious in our outlook as a result of our significant presence in energy producing regions in the U.S. and Canada. We believe that if oil prices remain depressed, our operating results will be negatively impacted.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with over 225 service locations, 260,000 customer locations, and approximately 12,000 employee Team Partners. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, including suits relating to the New England Compounding Center matter, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 30, 2014 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended
	November 29,	November 30,
(In thousands, except per share data)	2014 (2)	2013 (2)

Revenues	$370,361	$346,704

Operating expenses:
Cost of revenues (1)	219,353	208,137
Selling and administrative expenses (1)	72,382	65,629
Depreciation and amortization	18,037	17,298
Total operating expenses	309,772	291,064

Income from operations	60,589	55,640

Other (income) expense:
Interest expense	188	208
Interest income	(804)	(765)
Exchange rate (gain) loss	371	(159)
Total other (income) expense	(245)	(716)

Income before income taxes	60,834	56,356
Provision for income taxes	23,421	21,894

Net income	$37,413	$34,462

Income per share – Basic
Common Stock	$1.96	$1.81
Class B Common Stock	$1.57	$1.45

Income per share – Diluted
Common Stock	$1.85	$1.71

Income allocated to – Basic
Common Stock	$29,649	$27,208
Class B Common Stock	$7,434	$6,798

Income allocated to – Diluted
Common Stock	$37,101	$34,031

Weighted average number of shares outstanding – Basic
Common Stock	15,128	15,029
Class B Common Stock	4,741	4,693

Weighted average number of shares outstanding – Diluted
Common Stock	20,008	19,891

(1)	Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2)	Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	November 29, 2014 (1)	August 30, 2014
Assets
Current assets:
Cash and cash equivalents	$212,974	$191,769
Receivables, net	168,161	152,523
Inventories	77,963	78,858
Rental merchandise in service	148,267	146,449
Prepaid and deferred income taxes	—	13,342
Prepaid expenses	13,067	6,349

Total current assets	620,432	589,290

Property, plant and equipment:
Land, buildings and leasehold improvements	395,459	393,584
Machinery and equipment	520,447	512,842
Motor vehicles	165,506	166,573

	1,081,412	1,072,999
Less - accumulated depreciation	595,583	586,717
	485,829	486,282

Goodwill	309,578	303,648
Customer contracts and other intangible assets, net	42,323	41,477
Deferred income taxes	1,334	1,403
Other assets	2,310	2,061

	$1,461,806	$1,424,161

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$6,138	$7,704
Accounts payable	59,548	59,177
Accrued liabilities	96,572	100,818
Accrued and deferred income taxes	31,440	23,342

Total current liabilities	193,698	191,041

Long-term liabilities:
Long-term debt, net of current maturities	—	155
Accrued liabilities	53,654	50,235
Accrued and deferred income taxes	47,487	48,271

Total long-term liabilities	101,141	98,661

Shareholders' equity:
Common Stock	1,524	1,519
Class B Common Stock	486	486
Capital surplus	62,811	59,415
Retained earnings	1,112,268	1,075,572
Accumulated other comprehensive income	(10,122)	(2,533)

Total shareholders' equity	1,166,967	1,134,459

	$1,461,806	$1,424,161

(1)	Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended
	November 29,	November 30,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$335,847	$312,006	$23,841	7.6%
Specialty Garments	22,476	24,443	(1,967)	-8.0
First Aid	12,038	10,255	1,783	17.4
Consolidated total	$370,361	$346,704	$23,657	6.8%

Income from Operations

	Thirteen weeks ended
	November 29,	November 30,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$56,873	$52,372	$4,501	8.6%
Specialty Garments	2,268	2,759	(491)	-17.8
First Aid	1,448	509	939	184.6
Consolidated total	$60,589	$55,640	$4,949	8.9%

(1)	Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Thirteen weeks ended (In thousands)	November 29, 2014 (1)	November 30, 2013 (1)
Cash flows from operating activities:
Net income	$37,413	$34,462
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	15,865	14,850
Amortization of intangible assets	2,172	2,448
Amortization of deferred financing costs	52	52
Share-based compensation	1,615	1,483
Accretion on environmental contingencies	151	179
Accretion on asset retirement obligations	194	181
Deferred income taxes	21	(195)
Changes in assets and liabilities, net of acquisitions:
Receivables	(16,039)	(12,951)
Inventories	645	8,490
Rental merchandise in service	(1,744)	(6,409)
Prepaid expenses	(6,847)	(2,141)
Accounts payable	559	9,490
Accrued liabilities	(2,796)	(2,083)
Prepaid and accrued income taxes	21,587	20,786
Net cash provided by operating activities	52,848	68,642

Cash flows from investing activities:
Acquisition of businesses	(10,846)	(495)
Capital expenditures	(17,453)	(22,796)
Other	100	297
Net cash used in investing activities	(28,199)	(22,994)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	2,008	2,935
Payments on loans payable and long-term debt	(3,508)	(103,953)
Proceeds from exercise of Common Stock options	1,750	854
Payment of cash dividends	(715)	(714)
Net cash used in financing activities	(465)	(100,878)

Effect of exchange rate changes	(2,979)	(424)

Net increase (decrease) in cash and cash equivalents	21,205	(55,654)
Cash and cash equivalents at beginning of period	191,769	197,479

Cash and cash equivalents at end of period	$212,974	$141,825

(1)	Unaudited